Putnam Capital Opportunities Fund
4/30/13 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1     Class A   1,040

72DD2     Class R   42
          Class R6  79
          Class R5  *
          Class Y   323

* Represents less than 1,000


73A1      Class A   0.057

73A2      Class R   0.032
          Class R5  0.118
          Class R6  0.134
          Class Y   0.093


74U1	  Class A   17,705
	  Class B   832
	  Class C   1,826
	  Class M   309

74U2	  Class R   1,293
          Class R5  651
          Class R6  611
	  Class Y   2,810


74V1	  Class A   17.21
	  Class B   15.29
	  Class C   15.47
          Class M   16.01

74V2	  Class R   16.82
	  Class R5  17.65
          Class R6  17.66
          Class Y   17.62



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.